Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Allegiant Travel Company:

We consent to the incorporation by reference in the registration statement (No. 333‑141227, 333‑199734 and 333‑215624) on Form S‑8 of Allegiant Travel Company of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Allegiant Travel Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows, for each of the years in the three‑year period ended December 31, 2018, and the related notes (collectively the “consolidated financial statements”) (which report refers to a change to the method of accounting for revenue from contracts with customers), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Allegiant Travel Company.

/s/ KPMG LLP
Dallas, Texas
February 28, 2019